Exhibit 10.13

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement is dated November 16, 2020 and is entered into between the Client identified in the Term Sheet and WFC Fund, LLC (“Factor”). Client desires to sell Receivables to Factor and Factor desires to purchase certain Receivables from Client. The parties therefore agree as follows:

1.	The following Term Sheet lists certain of the business terms on which Factor will purchase Receivables from Client.

Term Sheet

Client:	iPower Inc.
Client’s Entity Type:	Corporation
Client’s State of Formation:	Nevada
Client’s Address:	2399 Bateman Ave, Irwindale, CA 91010
Guarantor:	Chenlong (Lawrence) Tan
Facility Limit:	$3,000,000.00
Invoice Fee Rate:	0.00%
Expected Term:	110 days
Discount Rate:	3.055555%
Discount Rate Rebate/Day:	0.0277% per day
Advance Rate:	70%
Term:	1 year from Effective Date
Payment Day:	LAST DAY OF THE MONTH
Advance Transfer Method:	ACH
Wire Transfer Fee:	$100.00
Origination Fee:	$0.00
Deposit Account Control Agreement:	No
Termination Fee:	1.0% of the Facility Limit if termination occurs six months or more prior to the end of the initial Term.
Maximum Term:	With respect to a Receivable, the date on which the Receivable becomes 60 days past due, for any reason other than Credit Risk.

2.	The Standard Terms and Conditions set forth on Annex A are incorporated in and made a part of this Receivables Purchase Agreement.

3.	This Receivables Purchase Agreement contains a waiver of jury trial rights and an arbitration provision. You may opt out of the arbitration provision, but not the waiver of jury trial rights.

[signature page to follow]

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Client and Factor have duly executed this Agreement to be effective as of the date set forth in the introductory paragraph.

FACTOR	CLIENT
WFC Fund, LLC	iPower, Inc.

By: /s/ Chris Atkins	By: /s/ Chenlong Tan
Print Name: Chris Atkins	Print Name: Chenlong Tan
Title: SVP	Title CEO

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ANNEX A – STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are incorporated in and form a part of the Receivables Purchase Agreement between the Client identified in the Term Sheet and WFC Fund LLC, as Factor.

Article 1

SALE AND PURCHASE OF RECEIVABLES

1.1	Sale and Purchase.

(a)                 Client agrees to assign and sell to Factor, as absolute owner, all of Client’s right, title, and interest in (i) all of its present and future Receivables, (ii) all books and records relating the Receivables, (iii) all deposits or other security for the obligation of any person relating to the Receivables, (iv) all goods relating to the Receivables, including goods returned by a Customer, (v) all rights against third parties with respect to the Receivables, and (vi) all proceeds of the foregoing.

(b)                Factor may purchase such Receivables from Client as Factor determines are Eligible Receivables so long as, at any time, the total outstanding Face Amount of all Purchased Receivables does not exceed the Facility Limit. Factor may decline to purchase any Receivable.

(c)                 Upon Factor’s acceptance of a Receivable for assignment and sale, the Receivable will be deemed sold by Client and purchased by Factor, as absolute owner, without further action or documentation.

(d)                 Except as set forth in Section 1.4 of this Agreement, all purchases of Eligible Receivables will be without recourse to Client. Upon purchase of an Eligible Receivable, Factor assumes the Credit Risk for such Eligible Receivable but not the risk of non-payment for any other reason.

1.2	Purchase Price. Factor shall pay for each Receivable purchased from Client the Purchase Price as follows:

(a)                On the Purchase Date, Factor shall pay to Client, by crediting the Client Account, an amount equal to the Purchase Price for such Receivable multiplied by the Advance Rate.

(b)                After collection of the Receivable by Factor, Factor shall pay to Client, by crediting the Client Account, the unpaid balance of the Purchase Price minus any Collection Charges and any fees or expenses owed to Factor.

1.3          Reserve. Factor shall be entitled to withhold a Reserve from the payment of any amount owed to Client, and may revise the Reserve at any time and from time to time if Factor deems it necessary to do so in order to protect Factor’s interests. Factor may charge against the Reserve any amount for which Client may be obligated to Factor at any time, whether under the terms of this Agreement, or otherwise, including the payment of any Repurchase Price, any adjustments due, all Obligations and any attorneys’ fees, costs and disbursements due. Client recognizes that the Reserve represents bookkeeping entries only and not cash funds. With respect to the balance in the Reserve, Factor is authorized to withhold, without giving prior notice to Client, such payments and credits otherwise due to Client under the terms of this Agreement for reasonably anticipated claims or to adequately satisfy reasonably anticipated obligations Client may owe Factor.

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1.4	Disputes and Repurchase.

(a)                 Client shall immediately notify Factor in writing of any dispute between Client and a Customer concerning a Purchased Receivable. Factor may settle any Dispute with a Customer though Factor has no obligation to do so. Any settlement will not relieve Client of any Obligation (including the obligation to pay the Repurchase Price) under this Agreement.

(b)                 If a Dispute occurs with respect to a Purchased Receivable, then Client shall immediately repurchase the Purchased Receivable from Factor by paying the Repurchase Price to Factor.

(c)                 If a Purchased Receivable remains unpaid beyond the Maximum Term for any reason other than Credit Risk, then Client shall immediately repurchase the Purchased Receivable from Factor by paying the Repurchase Price to Factor.

(d)                In addition and without limiting Sections 1.4(b) or 1.4(c), upon Factor’s demand, Client shall immediately repurchase a Purchased Receivable by paying the Repurchase Price to Factor if (i) Client fails to timely deliver to Factor an assignment schedule for the Eligible Receivable together with copies of the assigned invoices and such other information or documents as reasonably requested by Factor, (ii) any representation or warranty made by Client with respect to the Eligible Receivable is untrue, incorrect, or misleading at any time, (iii) any agreement made by Client under this Agreement with respect to the Eligible Receivable is breached, (iv) Client is required to repurchase the Eligible Receivable under this Agreement, or (iv) Client terminates this Agreement.

Article 2

COLLECTIONS AND PAYMENTS

2.1	Collections.

(a)                 Factor hereby appoints Client as Factor’s agent for the purpose of collecting the Receivables and Client hereby accepts such appointment and agrees to perform all necessary and appropriate commercial collection activities in arranging the timely payment of amounts due under a Receivable with reasonable care and diligence. Client shall instruct all Customers to make payments on Receivables to Client at the address or bank account specified by Factor. Client shall not grant or approve any credit, discount, allowance, negotiated term or deduction with respect to any account without Factor’s prior written consent.

(b)                Upon the occurrence of an Event of Default or as otherwise determined by Factor at any time, Factor may notify all Customers of the assignment of the Eligible Receivables and instruct the Customer to make payments directly to Factor and terminate Client’s authority to collect the Receivables Following such termination of Client’s authority to collect the Receivables:

(1)                 Factor will have the exclusive right to collect any and all Receivables (whether or not purchased by Factor) and receive payments on the Receivables. Client shall not attempt to collect or interfere in any manner with the collection of any Receivables. Client shall pay all reasonable out-of-pocket expenses incurred by Factor in collection of the Receivables.

(2)                 Factor shall make a good faith, commercially reasonable effort to collect the Purchased Receivables. The collection of Receivables in a commercially reasonable manner does not require Factor to commence any legal action, including the sending of an attorney’s demand letter, to collect any Receivable. Client hereby waives and releases any and all claims relating to or arising out of any act or omission by Factor in the collection of the Purchased Receivables.

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(c)                 In the event a Customer makes payment to Client on a Purchased Receivable other than at the address or bank account specified by Factor, Client shall immediately deliver the payment to Factor in the form received. Any payments received by Client on Purchased Receivables shall be held in trust by Client for Factor.

(d)                Upon Factor’s request, Client will cause all payments on all Receivables, whether or not Purchased Receivables, to be sent directly to such address as may be designated by Factor. Factor is authorized to receive and open all such payments and retain such amounts as are owing to Factor. Upon Factor’s request, Client will tender to Factor all payments received by Client from a Customer on Receivables created after Client begins offering any Receivables of that Customer to Factor for purchase. Upon such request being made, all such payments received by Client shall be the sole and exclusive property of Factor and shall be held in trust by Client for Factor. All such payments shall be applied on obligations of that Customer to Factor. In the event Factor receives any payment from a Customer on a Receivable which is not a Purchased Receivable, Factor may, subject to any rights of the Customer, apply such payment to any other Obligation of Client owing to Factor.

(e)                 Once Factor purchases a Receivable, any and all payments from the Customer on the Receivable are the sole property of Factor.

(f)                  If Factor receives payment on a Receivable that Factor did not purchase, so long as no Default Period exists, Factor will credit the payment to the Client Account.

2.2         Authorization by Client. Client hereby grants to Factor an irrevocable power of attorney authorizing and permitting Factor, at its option, without notice to Client to do any or all of the following: (a) endorse the name of Client on any checks or other evidences of payment whatsoever that may come into the possession of Factor regarding Accounts or Collateral, including checks received by Factor; (b) receive, open and dispose of any mail addressed to Client and put Factor’s address on any statements mailed to Customers; (c) pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Receivables or Collateral; (d) during a Default Period, notify in the name of the Client, the U.S. Post Office to change the address for delivery of mail addressed to Client to such address as Factor may designate, however, Factor shall turn over to Client all such mail not relating to Receivables or Collateral; (e) file any financing statement deemed necessary or appropriate by Factor to protect Factor’s interest in and to the Receivables or Collateral, or under any provision of this Agreement; (f) effect debits to any deposit account or other account that Client or Client’s principals who have executed a guaranty agreement maintain at any bank for any sums due to or from the Client under this Agreement; (g) during a Default Period, to prepare and mail all invoices relating to Receivables; and (h) to take all actions necessary and proper in order to carry out this Agreement. The authority granted to Factor herein is irrevocable until this Agreement is terminated and all Obligations are fully satisfied.

2.3	Administration.

(a)                 Factor shall record all debits, credits, and other entries for all transactions between Client and Factor, including purchases of Eligible Receivables, Purchase Price payments, collections of Receivables, changes to the Reserve, and charges of discount, costs, fees, expenses, and other Obligations. Factor will make available to Client a website or other statement for Client to review the transactions. Each statement will be considered and binding on Client absent manifest error.

(b)                 Client shall, upon sale of any Receivables to Factor, make proper entries on its books and records disclosing the sale of those Receivables to Factor.

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(c)                 Client unconditionally promises to pay to Factor all Obligations, as and when due, without deduction or setoff, regardless of any defense or counterclaim, in accordance with this Agreement. Client hereby irrevocably authorizes Factor, from time to time and without prior notice to Client, to charge all Obligations, including, without limitation, the amount of any Repurchase Price, all discount, costs, fees, expenses and other charges payable by Client hereunder or under any of the Related Agreements, to the Client Account maintained by Factor.

(d)                 Factor will credit the Client Account in the amount of the Proceeds of any Receivable three Business Days after Factor receives payment for such Receivable. So long as no Default Period exists, at Client’s written request, subject to Factor’s right to withhold Reserves, any credit balance in the Client Account shall be released to the Client. During a Default Period, Factor may hold any credit balance in the Client Account as a Reserve or as additional Collateral for the Obligations. Should the Client Account at any time have a deficit balance, Client shall immediately pay to Factor the amount of such deficit plus accrued interest thereon at the Default Rate.

2.4	Payments Generally.

(a)                 If any date on which a payment is due falls on a day that is not a Business Day, payment shall be made on the next Business Day, and fees shall continue to accrue during that time period.

(b)                Any and all payments by or on account of any obligation of Client under any Related Agreement shall be made without deduction or withholding for any Taxes, or, if required by Applicable Law, shall be increased as necessary so that after such deduction or withholding has been made Factor receives an amount equal to the sum it would have received had no such deduction or withholding been made. Client shall indemnify Factor, within 10 days after demand therefor, for the full amount of any Taxes (other than income and franchise taxes owing by Factor) payable or paid by Factor or required to be withheld or deducted from a payment to Factor and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Client shall timely pay all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Related Agreement.

Article 3

FEES AND CHARGES

3.1          Invoice Fees. Client shall pay Factor a fee equal to the Invoice Fee Rate multiplied by the face amount of each Purchased Receivable (the “Invoice Fee”). The Invoice Fee shall be fully earned by Factor for the services of reconciling invoices and providing the Platform and payable monthly in arrears on the Payment Day of each calendar month.

3.2          Wire Fee. If Client elects to be paid by wire transfer, Factor will charge a fee in the amount of the Wire Transfer Fee indicated on the Term Sheet for each wire transfer.

3.3          Collection Charges. If any Purchased Receivable remains unpaid after its Due Date for any reason other than Credit Risk, Client shall pay to Factor a fee equal to the Face Amount of the Purchased Receivable multiplied by the Discount Rate, calculated for each day the Purchased Receivable remains unpaid after its Due Date (the “Late Collection Charge”).

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3.4          Default Fee. During a Default Period or at any time following the Termination Date, as applicable, in Factor’s sole discretion and without waiving any of its other rights or remedies, a Default Fee shall accrue on the daily net balance of outstanding Obligations at an annual rate equal to the 15% (the “Default Fee”) or any lesser rate that Factor may deem appropriate, starting on the day the Default Period begins through the last day of that Default Period.

3.5          Nonrecourse Sale of Receivables (THIS IS NOT A LOAN). Client is selling Receivables to Factor at a discount, not borrowing money from Factor. There is no interest rate and Factor is assuming the Credit Risk of the Receivables. Client shall not account for the transactions contemplated in this Agreement in any manner other than as a sale of Receivables. Client will not retain any interest in any Receivable sold hereunder and each sale of a Receivable shall be of all of Client’s right, title and interest in such sold Receivable.

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3.6         Calculation of Discount and Default Rates. The Discount Rate and the Default Rate under this Agreement shall be calculated on the basis of a 360-days-per-year factor applied to the number of actual days elapsed.

3.7          Discount Rate Rebate. As an inducement for Client, Factor will a rebate a fixed amount of the Discount that Factor applied in calculating the Purchase Price as set forth in the term sheet based on days paid prior to maturity to Client. THERE SHALL BE NO REBATE ON ACCOUNTS COLLECTED BEYOND THE EXPECTED TERM. ANY REBATE TO WHICH CLIENT IS ENTITLED WILL BE PAID TO CLIENT OR CREDITED TO CLIENT’S ACCOUNT UPON CLEARANCE OF FUNDS AS INVOICE SCHEDULES ARE COLLECTED BY FACTOR.

Article 4

TERM OF AGREEMENT

4.1         Term. Unless terminated in accordance with this section, this Agreement will be in full force and effect for the Term specified in the Term Sheet and will automatically extend for successive 12-month periods, unless 60 days prior to the end of the then-current term, Client notifies Factor of its intention to terminate this Agreement at the end of the then-current term.

4.2	Termination. The parties may terminate this Agreement as follows:

(a)	Client may terminate this Agreement on 60 days’ prior written notice to Factor.

(b)	Factor may terminate this Agreement on 30 days’ prior written notice to Client.

(c)	Factor may terminate this Agreement at any time during a Default Period.

4.3          Obligations on Termination. Upon termination of this Agreement, all Obligations, including any applicable Termination Fee, will become immediately due and payable in full without further notice or demand.

4.4         Repurchase. Upon termination, Client shall repurchase all outstanding Eligible Receivables purchased by Factor unless outstanding due to Credit Risk, whether or not subject to a Dispute, as may be requested by Factor, by paying the Repurchase Price to Factor for such Eligible Receivables.

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Article 5

SECURITY AGREEMENT

5.1         Grant of Security Interest. To secure payment and performance of Seller’s obligations under this Agreement, but not the Credit Risk of the Receivables, Client hereby grants to Factor a continuing security interest in all of its right, title and interest in and to the Collateral, wherever located, whether now existing or hereafter arising or acquired.

5.2	Perfection of Security Interest and Further Assurances.

(a)                 Client shall, from time to time, as may be required by Factor with respect to all Collateral, promptly take all actions as may be reasonably requested by Factor to perfect the Lien of Factor in the Collateral, including, with respect to all Collateral over which control may be obtained within the meaning of sections 8-106, 9- 104, 9-105, 9-106 and 9-107 of the UCC, section 201 of the federal Electronic Signatures in Global and National Commerce Act and, as the case may be, section 16 of the Uniform Electronic Transactions Act, as applicable, Client shall promptly take all actions as may be reasonably requested from time to time by Factor so that control of such Collateral is obtained and at all times held by Factor. All of the foregoing shall be at Client’s sole cost and expense.

(b)                 Client hereby irrevocably authorizes Factor at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Lien granted by Client hereunder, without Client’s signature where permitted by law, including the filing of a financing statement describing the Collateral. Client agrees to provide all information required by Factor pursuant to this Section promptly to Factor upon request.

(c)                 Client agrees that at any time and from time to time, at Client’s expense, Client will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that Factor may reasonably request, in order to perfect and protect any Lien granted hereby or to enable Factor to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

5.3          Reasonable Care. Factor shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. Factor shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Factor accords its own property, it being understood that Factor shall not have any responsibility for (a) ascertaining or taking action with respect to any claims, the nature or sufficiency of any payment or performance by any party under or pursuant to any agreement relating to the Collateral or other matters relative to any Collateral, whether or not Factor has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Neither this Agreement nor the exercise by Factor of any of its rights and remedies will relieve Client from the performance of any obligation on Client’s part to be performed or observed in respect of any of the Collateral.

5.4         Security Interest Absolute. All rights of Factor and Liens hereunder, and all Obligations of Client hereunder, shall be absolute and unconditional irrespective of: (a) any illegality or lack of validity or enforceability of any Obligation or any related agreement or instrument; (b) any change in the time, place or manner of payment of, or in any other term of, the Obligations, or any rescission, waiver, amendment or other modification of the Related Agreements, including any increase in the Obligations; (c) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Obligations; (d) any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Obligations; (e) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (f) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, Client against Factor; or (g) any other circumstance (including any statute of limitations) or manner of administering the Receivables or any existence of or reliance on any representation by Factor that might vary the risk of Client or otherwise operate as a defense available to, or a legal or equitable discharge of, Client or any other grantor, guarantor or surety.

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Article 6

REPRESENTATIONS AND WARRANTIES

Client represents and warrants, as of the date of this Agreement and the date of each purchase of Receivables by Factor, to Factor that:

6.1         Organization; Qualification; Power. Client is an entity of the type referenced in in the Term Sheet, duly formed and validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its financial condition or operations. Client has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Related Agreements to which it is or may become a party.

6.2          Due Authorization; Execution; Enforceability. The execution, delivery and performance by Client of this Agreement and the other Related Agreements are within Client’s powers and have been duly authorized by all necessary action. This Agreement and the other Related Agreements have been duly executed and delivered by Client. This Agreement and the other Related Agreements to which Client is a party when delivered will be, legal, valid and binding obligations of Client enforceable against Client in accordance with their respective terms.

6.3          No Conflict; Compliance with Agreements and Laws. The execution, delivery and performance by Client of this Agreement and the other Related Agreements (a) do not contravene Client’s organizational documents or any law or any contractual restriction binding on or affecting the Client, and (b) do not result in or require the creation of any Lien (other than Liens in favor of Factor) upon or with respect to any of its properties. Client is in compliance with all provisions of all agreements, licenses, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

6.4          Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Client of this Agreement and the other Related Agreements, except for such approvals and consents that have been made or obtained.

6.5	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)                 Neither Client nor any of its Subsidiaries nor, to Client’s knowledge, any director, officer, employee, agent, Affiliate or representative of Client or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law; and Client and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(b)                Neither Client nor any of its Subsidiaries nor, to Client’s knowledge, any director, officer, employee, agent, Affiliate or representative of Client or any of its Subsidiaries, is a Person that is, or is owned or controlled by, a Person that is: (1) subject to any sanctions administered or enforced by OFAC or the U.S. State Department (collectively, “Sanctions”), or (2) located, organized, or resident in a country or territory that is, or whose government is, the subject to Sanctions (including Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

(c)                 Neither Client nor any of its Subsidiaries nor, to Client’s knowledge, any director, officer, employee, agent, Affiliate or representative of Client or any of its Subsidiaries, is a Person that is, or is owned or controlled by, a Person that is: (1) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (2) in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”).

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6.6          Financial Statements; Projections. The financial statements delivered pursuant to Section 7.1 are complete and correct and fairly present on a consolidated basis the assets, liabilities and financial position of Client and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Client and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

6.7          Material Adverse Effect. Since the date of the most recent financial statements provided to Factor, there has been no Material Adverse Effect.

6.8          Litigation. There are no actions, suits or proceedings pending or, to Client’s knowledge, threatened against or affecting Client or any of its Affiliates or the properties of Client or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, if determined adversely to Client or any of its Affiliates, would have a Material Adverse Effect.

6.9          Taxes. Client and its Subsidiaries each has filed, has caused to be filed or has been included in all Federal, state and other Tax returns that are required to be filed, including all income, franchise, employment, property and sales taxes, and has paid all Taxes shown thereon to be due, together with applicable interest and penalties, and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Client or its Subsidiary); no tax Lien has been filed, and, to Client’s knowledge, no claim is being asserted, with respect to any such Tax. Neither Client nor any of its Subsidiaries is party to any tax sharing agreement.

6.10       Ownership of Property. Client and each of its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Client and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business free and clear of all Liens other than Permitted Liens.

6.11       Burdensome Restrictions. Client and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to Client or any Subsidiary or to transfer any of its assets or properties to Client or any other Subsidiary in each case other than existing under or by reason of the Related Agreements or Applicable Law.

6.12        No Default. No Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any material contractual obligation of Client or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

6.13       Full Disclosure. Client and its Subsidiaries have disclosed to Factor all agreements, instruments and corporate or other restrictions to which Client and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of Client or any Subsidiary thereof to Factor in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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6.14       Receivables. Immediately prior to assignment to Factor, Client is the sole owner of each Receivable, free and clear of all Liens, and each Receivable is a valid, bona fide account, representing an undisputed obligation owing by the named Customer for goods actually sold and delivered or for services completely rendered.

Article 7

AFFIRMATIVE COVENANTS

Until payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the termination of this Agreement, Client shall, and shall cause each of its Subsidiaries to:

7.1         Reporting Requirements. Deliver to Factor the following information, compiled where applicable using GAAP, in form and content acceptable to Factor:

(a)                 Aging Reports. By way of electronic transmission, schedules of Client’s Accounts, in form satisfactory to Factor, and, if requested by Factor, copies of Client’s invoices to the Customers in respect of such accounts, such evidence of delivery for all goods covered by such accounts, a detailed aging of Client’s Accounts and its accounts payable, and a calculation of Client’s accounts refreshed on at least a weekly basis and such information or documents relating to the Receivables as Factor may require from time to time.

(b)                Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each calendar quarter, a Client prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year–to-date period then ended, prepared, if requested by Factor, on a consolidated and consolidating basis to include Client’s Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. Client’s obligation to deliver quarterly financial statements may be satisfied through use of third-party software approved by Factor that gives Factor access to Client’s accounting system.

(c)                 Tax Returns. No later than five days after they are required to be filed, copies of signed and dated state and federal income tax returns and all related schedules for Client and each Guarantor, and copies of any extension requests.

(d)                Defaults. No later than three days after learning of the probable occurrence of any Event of Default, a writing notifying Factor of the Event of Default and the steps being taken by Client to cure the Event of Default.

(e)                 Other Reports. From time to time, with reasonable promptness, such other materials, reports, records or information as Factor may reasonably request.

7.2          Existence; Maintenance of Property and Licenses. (a) Preserve, renew and keep in full force and effect its legal existence, (b) maintain in good repair, working order and condition all material assets used in the business of the Client, and (c) maintain each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required to conduct its businesses as presently conducted.

7.3          Books and Records. Maintain proper books of record and accounts in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

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7.4         Compliance with Laws. Comply with the requirements of all Applicable Laws and regulations, the non-compliance with which would result in a Material Adverse Effect.

7.5          Anti-Corruption Policies. Maintain in effect policies and procedures designed to promote compliance by Client, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

7.6          Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Related Agreement (including insuring its assets against loss by fire, explosion, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, insuring it against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, and insuring such other matters as may from time to time be reasonably requested by Factor, and insuring it against business interruption in such amounts as Factor shall reasonably deem appropriate). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by Factor of written notice thereof, (b) name Factor as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name Factor as lender’s loss payee. On the date of this Agreement and from time to time thereafter Client shall deliver to Factor upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

7.7         Taxes and Other Obligations. Pay and perform (a) all Taxes that may be levied or assessed upon it or any of its property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that Client may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

7.8         Inspections. Permit representatives of Factor, from time to time upon prior reasonable notice and at such times during normal business hours, all at Client’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

7.9         Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as Factor may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Related Agreements.

Article 8

NEGATIVE COVENANTS

Until payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the termination of this Agreement, Client shall not, and shall not permit any of its Subsidiaries to:

8.1          Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except: (a) the Obligations; (b) Indebtedness existing on the date of this Agreement and disclosed to Factor in writing, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof; (c) unsecured Indebtedness to trade creditors in the ordinary course of business; and (d) purchase money Indebtedness or capitalized lease obligations.

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8.2         Other Liens. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, other than: (a) the Liens of Factor; (b) mechanics’ and materialmen’s Liens for immaterial sums which are either (1) not yet due and payable or (2) being contested in good faith by appropriate proceedings which serve to stay the foreclosure of such Liens and as to which appropriate reserves have been established; (c) Liens for Taxes that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; (d) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; and (e) Liens securing Indebtedness permitted under Section 8.1(d), provided (1) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property, (2) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (3) the amount of Indebtedness secured thereby is not increased, and (4) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original price for the purchase, repair improvement or lease amount (as applicable) of such property at the time of purchase, repair, improvement or lease (as applicable) (“Permitted Liens”).

8.3          Fundamental Changes. (a) Change its state of organization, name or the location of its chief executive office without the prior written consent of the Factor, (b) consolidate with or merge into any other entity, or permit any other entity to merge into it, (c) engage in any line of business materially different from Client’s business on the date of this Agreement, (d) amend its organizational documents, (e) acquire all or substantially all of the assets of any other entity, (f) change its fiscal year or make any material change in its accounting treatment and reporting practices except as required by GAAP, or (g) change its tax status (i.e., as a C or S corporation).

8.4          Dispositions. Sell, lease or otherwise voluntarily dispose of any of its assets other than in the ordinary course of business.

8.5          Restricted Payments. Declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock or other equity interest, or purchase, redeem, retire, or otherwise acquire any of its stock or other equity interest, either (i) during a Default Period or (ii) that causes an Event of Default.

8.6          Affiliate Transactions. Conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Client than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

8.7          Use of Proceeds. (a) Use the proceeds of any Advance or Purchase Price payment for any purpose other than ordinary business purposes; (b) directly or indirectly apply any part of the proceeds of any Advance or Purchase Price payment to the purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); (c) use the proceeds of any Advance or Purchase Price payment, or lend, contribute or otherwise make available such proceeds to any Person: (1) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions; or (2) in any other manner that will result in a violation of Sanctions by any Person; (d) use the proceeds of any Advance or Purchase Price payment, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law; or (e) use the proceeds of any Advance or Purchase Price payment in violation of any Anti-Terrorism Laws.

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Article 9

DEFAULT AND REMEDIES

9.1	Events of Default. An “Event of Default” shall occur if:

(a)                 Client fails to pay any amount of any Obligations on the date that it becomes due and payable;

(b)                Any representation or warranty made by the Client or on behalf of any Subsidiary in this Agreement or any other Related Agreement is untrue or misleading in any material respect when made or deemed made;

(c)                 Client or any Subsidiary fails to perform or observe any term, covenant, or agreement contained in any of Section 7.1 (Reporting Requirements), Section 7.2 (Existence; Maintenance of Property and Licenses), Section 7.9 (Inspections), or Article 8 (Negative Covenants), or any Guarantor fails to perform or observe any term, covenant, or agreement contained in its Guaranty;

(d)                 Client or any Subsidiary fails to perform or observe any other term, covenant or agreement (not specified in Section 9.1(a), Section 9.1(b), or Section 9.1(c)) contained in any Related Agreement on its part to be performed or observed and such failure continues for 10 Business Days;

(e)                 Client or any Subsidiary becomes insolvent or admits in writing an inability to pay debts as they mature, or Client or any Subsidiary makes an assignment for the benefit of creditors; or Client or any Subsidiary applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Client or any Subsidiary, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Client or any Subsidiary; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Client or any Subsidiary;

(f)                  Client or any Subsidiary files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Client or any Subsidiary as debtor; or any such petition is instituted against Client or any Subsidiary; or Client or any Subsidiary institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Client or any Subsidiary;

(g)                 A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $10,000, which is not insured or subject to indemnity, is entered against Client or any Subsidiary which is not immediately stayed or appealed;

(h)                 Client or any Subsidiary is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Client or any Subsidiary that is held by any third Person other than Factor, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(i)                  Client or any Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(j)                  A Change of Control occurs;

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(k)                 Any event or circumstance occurs that Factor in good faith believes may impair the prospect of payment of all or part of the Obligations, or Client’s or any Subsidiary’s ability to perform any of its material obligations under this Agreement or any other Related Agreement;

(l)                  A Material Adverse Effect occurs;

(m)                Any Guarantor shall die, repudiate, purport to revoke or fail to perform any obligation under such Guaranty;

(n)                Any Related Agreement or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all of the Obligations (other than unasserted contingent indemnification obligations) and other than as a result of an action or inaction by Factor, ceases to be in full force and effect other than in accordance with its terms; or any Person (other than Factor) contests in any manner in writing the validity or enforceability of any Related Agreement or any provision thereof; or the Client denies that it has any or further liability or obligation under any Related Agreement, or purports to limit, revoke, terminate or rescind any Related Agreement or any provision thereof;

(o)                Any security interest purported to be created in Collateral shall cease to be, or shall be asserted by any Client Party not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement) security interest in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, are not material to the Client Parties, taken as a whole, or in respect of which the failure of the security interest therein to be a valid, perfected first-priority (except as otherwise expressly provided in this Agreement) security interest could not in the reasonable judgment of Factor be expected to have a Material Adverse Effect;

(p)                Any Client Party or any of its senior officers is criminally indicted or convicted for (i) a felony, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property or any collateral (including the Collateral) upon which such Client Party has granted a Lien to Factor or the right to conduct any part of its business; or

(q)                The uninsured loss, theft, damage or destruction of any of the Collateral in an amount in excess of $10,000 in the aggregate for all such events during any calendar year as determined by Factor in its sole discretion.

9.2          Rights and Remedies. During any Default Period, and subject to arbitration as provided in Section 10.18 of this Agreement, Factor may exercise any or all of the following rights and remedies:

(a)                 Factor may declare the Obligations to be immediately due and payable and accelerate payment of the Obligations, and all Obligations shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Client hereby expressly waives; provided that upon the occurrence of an Event of Default described in Section 9.1(e) or 9.1(f), all Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind;

(b)                Factor may, without notice to Client, apply any money owing by Factor to Client to payment of the Obligations, including any and all balances and deposits of Client held by the Factor;

(c)                 Factor may exercise all rights and remedies of a secured party under the UCC; Agreements;

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(d)                 Factor may exercise and enforce its rights and remedies under the any of the Related

(e)                 Factor may (1) cease purchasing Receivables, (2) commence accruing interest on the Obligations at a rate up to the Default Rate, (3) decrease the Facility Limit, and (4) decrease the Advance Rate; and

(f)                  Factor may exercise any other rights and remedies available to it by law or agreement.

9.3          Termination Fee. Upon an Event of Default, the Termination Fee shall be immediately due and payable.

9.4         No Waiver. Any failure by Factor to insist upon strict performance by Client of any of the provisions of this Agreement or any other Related Agreement shall not be deemed to be a waiver of any of the terms or provisions of this Agreement or the other Related Agreements, and Factor shall have the right thereafter to insist upon strict performance by Client of any and all of the terms and provisions of this Agreement or any other Related Agreement.

9.5         Sales of Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under Applicable Law, written notice mailed to Client at least 10 days prior to the date of such disposition will constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, Factor may sell such Collateral on such terms and to such purchaser as Factor in its absolute discretion may choose, without assuming any Credit Risk and without any obligation to advertise or give notice of any kind other than that necessary under Applicable Law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by Applicable Law, Factor may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by Applicable Law, Client waives all claims, damages and demands it may acquire against Factor arising out of the exercise by it of any rights hereunder. Client hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by Applicable Law, Factor or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither Factor nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto.

9.6          Standards for Exercising Rights and Remedies. To the extent that Applicable Law imposes duties on Factor to exercise remedies in a commercially reasonable manner, Client acknowledges and agrees that it is not commercially unreasonable for Factor (a) to fail to incur expenses reasonably deemed significant by Factor to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Customers or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Customers and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Client, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to decline to provide credit to any potential purchaser of the Collateral in connection with Factor’s disposition of the Collateral, (k) to disclaim disposition warranties, (l) to purchase insurance or credit enhancements to insure Factor against risks of loss, collection or disposition of Collateral or to provide to Factor a guaranteed return from the collection or disposition of Collateral, or (m) to the extent deemed appropriate by Factor, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Factor in the collection or disposition of any of the Collateral. Client acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Factor would satisfy Factor’s duties under the UCC in Factor’s exercise of remedies against the Collateral and that other actions or omissions by Factor shall not be deemed to fail to satisfy such duties solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to Client or to impose any duties on Factor that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section.

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Article 10

MISCELLANEOUS

10.1       Notices. Except as otherwise specified herein, any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, addressed to the other party as set forth in the Term Sheet for Client or below for Factor (or to such other address or person as either party or person entitled to notice may by notice to the other party specify), and shall be: (a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by United States certified mail, return receipt requested with postage prepaid. Unless otherwise specified, all notices and other communications shall be deemed to have been duly given on the first to occur of (1) actual receipt of the same, (2) the date of delivery if personally delivered, (3) one Business Day after depositing the same with the delivery service if by overnight delivery service, and (4) three days following posting if transmitted by mail.

Factor’s Address:	Water for Commerce Fund Management, LLC
2020 West 89th Street, Suite 200
Leawood, Kansas 66206

10.2       Attorney Fees. In the event that Factor employs attorneys to collect the Obligations, to enforce the provisions of this Agreement or to protect or foreclose the Collateral, Client agrees to pay Factor’s attorney fees and disbursements, whether or not suit is brought. Such fees shall be immediately due and payable.

10.3       Setoff. Factor may, at any time and without demand or notice to anyone, setoff any liability owed to Client by Factor against any Obligations, whether or not due.

10.4       Revival of Obligations. To the extent that any payment or payments made to Factor under this Agreement are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, to Client, whether directly or indirectly as a debtor-in-possession, or to a receiver or any other party under any bankruptcy law, or other state or federal law, then the portion of the Obligations of Client intended to have been satisfied by such payment or payments will be revived and will continue in full force and effect as if such payment or payments had never been received by Factor.

10.5       No Oral Amendments. This Agreement may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Client or Factor, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

10.6       Assignment. This Agreement may be freely transferred and assigned by Factor, its successors, endorsees and assigns. Client may not transfer its rights and obligations with respect to this Agreement, the Related Agreements, or the Obligations.

10.7       Costs and Expenses. Client shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Factor in connection with the Obligations, this Agreement, any Related Agreement or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including all costs, expenses and fees incurred by Factor (a) in connection with the negotiation, preparation, execution, delivery, amendment, and administration of the Related Agreements, (b) to collect any amounts owed to Factor, (c) to enforce the Related Agreements, (d) in connection with the collection, protection, or enforcement of any rights in the Collateral, (e) in any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, or other similar proceeding relating to Client or its assets or any Guarantor, (f) in any actual or threatened suit, action, proceeding, or adversary proceeding (including all appeals) by, against, or in any way involving Factor and Client or any Guarantor, or in any way arising from this Agreement or Factor’s dealings with Client, and (g) to retain any payments or transfers of any kind made to Factor by or on account of this Agreement, including the granting of liens, collateral rights, security interests, or payment protection of any type.

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10.8       Indemnification. In addition to its obligation to pay Factor’s expenses under the terms of this Agreement, Client shall indemnify, defend and hold harmless Factor and its Related Parties (each an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”): (a) any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of the Related Agreements, or any other document or agreement described in or related to this Agreement or the transactions under this Agreement; (b) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in this Agreement proves to be incorrect in any respect or as a result of any violation of the covenants contained in this Agreement; and (c) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the transactions under this Agreement and the Related Agreements, or any other document or agreement described in or related to this Agreement, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee. If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Client, or counsel designated by Client and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Client’s sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Client shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under Applicable Law. Client’s obligations under this Section shall survive the termination of this Agreement and the discharge of Client’s other obligations under this Agreement.

10.9       Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Client shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Related Agreement or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby. No Indemnitee referred to in Section 10.8 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Related Agreements or the transactions contemplated hereby or thereby.

10.10     Severability. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

10.11     Interpretation. For purposes of this Agreement and the other Related Agreements, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein (x) to articles, sections, and exhibits mean the articles and sections of, and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute mean such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When performance of any covenant, duty or obligation is required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Related Agreement with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

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10.12     GAAP; Rounding. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. Any financial ratios required to be maintained by Client pursuant to the Related Agreements shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding-up if there is no nearest number).

10.13     PATRIOT Act Notice. Factor hereby notifies the Client Parties that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Client Parties, which information includes the name and address of the Client Parties and other information that will allow Factor to identify the Client Parties in accordance with the PATRIOT Act.

10.14     Counterparts; Integration; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. This Agreement and the other Related Agreements constitute the entire contract among the parties with respect to the subject matter of the Related Agreements and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart signature page.

10.15     Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

10.16	Governing Law; Jurisdiction; Etc.

(a)                 Governing Law. The laws of the State of Kansas will govern this Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby.

(b)                 Submission to Jurisdiction. Client irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against Factor in any way relating to this Agreement or the transactions contemplated hereby, in any forum other than the courts of the State of Kansas, and of the United States District Court of the District of Kansas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such Kansas court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect any right that Factor may otherwise have to bring any action or proceeding relating to this Agreement against Client or its properties in the courts of any jurisdiction.

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(c)                 Waiver of Venue. Client irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court referred to in Section 10.16(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Service of Process. Client irrevocably consents to the service of process in the manner provided for notices in Section 10.1 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e)                 Class Action Waiver. Client waives the right to participate in a class action, either as a class representative or a class member, with respect to any claim relating to this Agreement or the transactions between Client and Factor.

10.17     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18     Arbitration. This Arbitration Clause (“Arbitration Clause”) significantly affects Client’s rights in any dispute with Factor. Client should read this Arbitration Clause carefully before signing this Agreement. This Arbitration Clause is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

In this Arbitration Clause, “Dispute” means any disagreement in contract, tort, statutory or other claim or dispute between Client and Factor arising out of or relating to Client’s credit application, Agreement or any resulting transaction or relationship. “Dispute” includes any claim or dispute over the interpretation and scope of this Arbitration Clause.

EITHER CLIENT OR FACTOR MAY CHOOSE TO HAVE ANY DISPUTE BETWEEN THEM OR BETWEEN CLIENT AND FACTOR’S AFFILIATES, OWNERS, DIRECTORS, EMPLOYEES, AGENTS, SERVICE PROVIDERS, OR ASSIGNS DECIDED BY ARBITRATION AND NOT IN COURT. IF A DISPUTE IS ARBITRATED, CLIENT WILL GIVE UP CLIENT’S RIGHT TO PARTICIPATE AS A CLASS REPRESENTATIVE OR CLASS MEMBER ON ANY CLASS CLAIM YOU MAY HAVE AGAINST CLIENT, OR CLIENT’S AFFILIATES, OWNERS, DIRECTORS, EMPLOYEES, AGENTS, SERVICE PROVIDERS OR ASSIGNS. ANY DISPUTE IS TO BE ARBITRATED ON AN INDIVIDUAL BASIS AND NOT AS A CLASS ACTION. CLIENT EXPRESSLY WAIVES ANY RIGHT YOU MAY HAVE TO ARBITRATE A CLASS ACTION. THIS IS CALLED THE “CLASS ACTION WAIVER.”

Arbitration will be conducted by and under the rules of the American Arbitration Association (AAA) (www.adr.org), or any other arbitration organization you choose, subject to our approval. Client may obtain AAA rules by visiting the website.

Arbitrators will be attorneys or retired judges and must be selected pursuant to the applicable rules of the chosen arbitration organization. The arbitrator shall apply governing substantive law and the applicable statute of limitations. The arbitration hearing must be conducted in the federal district in which Client is located, or at some other location convenient to Client. Each party will be responsible for its own attorney, expert and other fees, unless otherwise awarded by the arbitrator under applicable law.

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Client retains the right to sue on an individual basis in small claims court for a Dispute within that court’s jurisdiction, unless such action is transferred, removed or appealed to a different court. Neither Client nor Factor waive the right to arbitrate by filing suit. Factor does not waive our right to arbitrate by seeking non-judicial recovery of any collateral securing this Agreement.

The arbitrator’s award is final and binding on all parties, subject to any right of appeal available under the Federal Arbitration Act. Any court within jurisdiction may enter judgment on the arbitrator’s award. This Arbitration Clause shall survive any termination, payoff or assignment of the Agreement. If any part of this Arbitration Clause, other than the class action waiver, is deemed or found to be unenforceable for any reason, the remainder is enforceable. If the class action waiver is deemed or found to be unenforceable, then this entire Arbitration Clause will be unenforceable.

Client may opt out of this Arbitration Clause by doing so in writing to the following address and sent by registered mail, postmarked no later than 10 days from the date Client signs this Agreement: [address].

10.19     UCC Terms. Terms defined in the UCC in effect on the date of this Agreement and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

10.20     No Novation. Client (formerly known as BZRTH, Inc.) and Factor previously entered into a Receivables Purchase Agreement (the “Prior Agreement”) pursuant to which, among other things, Factor extended credit to Client and Client granted Factor a security interest in its assets. This Agreement constitutes an amendment and restatement of, and replacement and substitution for, the Prior Agreement. The indebtedness evidenced by the Prior Agreement is not extinguished or discharged by this Agreement. This Agreement is not intended to be and shall not be deemed to constitute a payment, settlement or novation of the Prior Agreement, or to release or otherwise adversely affect any Lien securing such indebtedness or any rights of Factor against any Person liable for such indebtedness.

10.21     Defined Terms. As used in this Agreement, the following terms have the corresponding meanings:

“Advance” means, with respect to any Receivable, an amount equal to the Advance Rate multiplied by the gross face amount of the Receivable, net of any discounts, credits, or allowances offered by Client to the Customer.

“Advance Rate” means the advance rate specified in the Term Sheet.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Client, including any subsidiary of Client. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Receivables Purchase Agreement between Client and Factor.

“Anti-Terrorism Laws” has the meaning set forth in Section 6.5(c).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

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“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York, are authorized or required by law to close.

“Change of Control” means: (a) the failure of the beneficial owners of the equity of Client as of the closing date to own, together with their Affiliates, directly or indirectly, beneficially and of record, 51% of the such equity; or (b) the failure of Client to own directly or indirectly, beneficially and of record, at least 51% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity of each Subsidiary.

“Client” means the party identified as the Client in the Term Sheet.

“Client Account” means a bookkeeping account on Factor’s books and records of Factor’s transactions with Client and the Customers under this Agreement.

“Client Party” means Client and each Guarantor.

“Collateral” means all accounts (including health-care-insurance receivables), goods (including inventory but excluding equipment), documents (including, if applicable, electronic documents), fixtures, instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, general intangibles (including all payment intangibles), money, deposit accounts, and any other contract rights or rights to the payment of money; and all proceeds and products of each of the foregoing, all books, records, files and other data relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Client from time to time with respect to any of the foregoing.

“Credit Risk” means, with respect to a Receivable, the risk of loss on such Receivable resulting solely and exclusively from the financial inability of the applicable Customer to pay the Receivable in full when due or the applicable Customer being the subject of an Insolvency Proceeding.

“Customer” means any Person who is obligated on a Receivable.

“Default Period” means the period of time commencing on the day an Event of Default occurs and continuing through the date the Event of Default has been cured or waived.

“Default Rate” has the meaning set forth in Section 3.4.

“Discount” means, with respect to any Receivable purchased or proposed to be purchased by Factor, an amount equal to Face Amount of the Receivable multiplied by the Discount Rate, calculated for the number of dates between the Purchase Date and the Due Date of such Receivable.

“Discount Rate” means the discount rate specified in the Term Sheet.

“Dispute” means any dispute, deduction, setoff, defense, claim, or counterclaim of any kind by a Customer against Client relating to goods or services giving rise to a Receivable.

“Due Date” means, with respect to any Receivable, the original due date of such Receivable.

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“Eligible Receivable” means a Receivable which is accepted by Factor at Factor’s sole discretion, but excluding any Receivable having any of the following characteristics:

(a)                 Any Receivable with a Due Date that is more than or equal to 120 days from the invoice date;

(b)                 Any Receivable owing by a single Customer, including a currently scheduled Receivable, if 25% of the balance owing by said Customer is ineligible as a result of clause (a) above;

(c)                 Any Receivable with respect to which the Customer is a director, officer, employee or agent of Client or otherwise Related Parties of Client;

(d)                Any Receivable with respect to which payment by the Customer is or becomes conditional upon the Customer’s approval of the goods or services covered thereby, or is otherwise subject to any repurchase obligation or return right, as with sales made on a, guaranteed sale, sale on approval, sale or return or consignment basis;

(e)                 Any Receivable with respect to which the Customer is a Governmental Authority;

(f)                  The face amount of any Receivable with respect to which Client is or may become liable to the Customer for goods sold or services rendered by such Customer to Client, but only to the extent of the maximum aggregate amount of Client’s liability to such Customer;

(g)                 Any Receivable with respect to which (1) the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Customer, or (2) the services performed have not been completed and accepted as satisfactory by the Customer;

(h)                Any Receivable with respect to which possession or control of the goods covered thereby are held, maintained or retained by Client, or by any agent or custodian of Client, for the Receivable of or subject to further or future direction from the Customer as with sales made on a bill-and-hold basis (unless the Customer has executed a setoff waiver in form and substance acceptable to Factor);

(i)                  Any Receivable that arises in any manner other than the sale of inventory or services in the ordinary course of Client’s business;

(j)                  Any Receivable for any Customer which exceed a credit limit established by Factor for such Customer, but only to the extent of such excess;

(k)                 That portion of any Receivable that has been restructured, extended, amended or modified;

(l)                  Any Receivable that is not subject to a first priority lien in favor of Factor;

(m)              Any Receivable with respect to which the Customer materially disputes the amount or terms of such Receivable which Factor is seeking to verify;

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(n)                Any Receivable that is evidenced by an instrument, unless such instrument has been delivered to Factor duly endorsed in blank;

(o)                Any Receivable that has been repaid, prepaid, satisfied, subordinated or rescinded or any Receivable with respect to which the Customer has not been directed to make payments directly to Factor;

(p)                Any Receivable that is subject to any discounts, allowances or setoff against payment thereof, except for any discounts, allowances, dilution or set-offs which conform to customary commercial practices, were created in the ordinary course of business, and were approved by Factor;

(q)                Any Receivable that is not a bona fide existing payment obligation of the Customer; and

(r)                  Any Receivable that is payable in a currency other than the U.S. Dollar.

“Expected Term” means the Expected Term specified in the Term Sheet, which represents the maximum number of days that Factor expects a Receivable to be outstanding. The Expected Term is determined by Factor based on its review of Client’s historical financial information and may extend beyond the Due Date for any Receivable.

“Face Amount” means the gross face amount of the invoice or invoices giving rise to the Receivable minus (a) all returns, (b) any discounts, credits, or allowances claimed by, or granted to, Customers, and (c) finance charges included in the invoice amount. Discounts shall be calculated on the shortest terms granted to Customer.

“Facility Limit” means the Facility Limit specified in the Term Sheet.

“FCPA” has the meaning set forth in Section 6.5(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means the Person or Persons identified as a Guarantor in the Term Sheet and each other party that may now or hereafter guaranty the Obligations.

“Guaranty” means each guaranty executed by a Guarantor.

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“Indebtedness” of a Person means at any time the sum at such time of (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) lease indebtedness, liabilities and other obligations of such Person with respect to capital leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (f) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (g) any obligation of such Person or a commonly controlled entity to a multi-employer plan; and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP consistently applied.

“Indemnified Liabilities” has the meaning set forth in Section 10.8.

“Indemnitee” has the meaning set forth in Section 10.8.

“Insolvency Proceeding” means any proceeding under Title 11 of the United States Code or under the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada) or any other federal, state or provincial proceeding instituted by or against a Person seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or any proceeding seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or similar official for its or a substantial part of its property.

“Invoice Fee” has the meaning set forth in Section 3.1.

“Invoice Fee Rate” means the Invoice Fee Rate specified in the Term Sheet.

“Collection Charge” has the meaning set forth in Section 3.3.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, or condition (financial or otherwise) of Client or any of its Subsidiaries, (b) a material impairment of the legality, validity, binding effect or enforceability of any Related Agreement or the rights and remedies of Factor under any Related Agreement, (c) a material impairment of the ability of Client to repay the Obligations or of the Client Parties to perform their obligations under the Related Agreements, or (d) a material impairment of the perfection or priority of the Liens granted pursuant to this Agreement.

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“Obligations” is used in its most comprehensive sense and means any debts, obligations and liabilities of Client to Factor, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including all obligations arising under any interest rate swap, interest rate collar, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Client may enter into at any time with Factor or an Affiliate of Factor , whether or not Client may be liable individually or jointly with others, or whether recovery upon such Obligations may subsequently become unenforceable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Day” has the meaning set forth in the Term Sheet.

“Permitted Liens” has the meaning set forth in Section 8.2.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Platform” means the online loan and collateral management platform maintained by Factor or its Affiliates or its service provider or its Affiliates.

“Purchase Date” means, for any Receivable, the date on which Factor purchases the Receivable.

“Purchase Price” means, for any Receivable, the Face Amount of the Receivable minus the Discount.

“Purchased Receivable” means any Receivable purchased by Factor which has not been repurchased by Client.

“Receivables” means all accounts (as that term is defined in the UCC), contract rights, documents, notes, drafts, and other obligations owed to or owned by Client arising from the sale of goods or the rendering of services by Client, all general intangibles relating to these obligations, all proceeds of these obligations, all guaranties for these obligations, and all goods and rights represented by these obligations.

“Related Agreements” means this Agreement, each Guaranty, and every other agreement, note, document, contract or instrument to which the Client now or in the future may be a party and which is required by the Factor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Repurchase Price” means, for any Receivable, the sum of (a) the Advance, plus (b) all fees, costs, and expenses associated with the Receivable, minus (c) amounts collected from the Customer on the Receivable.

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“Reserve” means a bookkeeping account on the books of the Factor representing an unpaid portion of the Purchase Price and such other amounts as Factor deems advisable as security for the payment and performance by Client of its Obligations.

“Sanctions” has the meaning set forth in Section 6.5(b).

“Subsidiary” of a Person means any other Person of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Client.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Sheet” means the Term Sheet set forth on the first page of the Agreement.

“Termination Date” means the date this Agreement terminates in accordance with Article 4.

“Termination Fee” means the Termination Fee specified in the Term Sheet.

“UCC” means the Uniform Commercial Code as in effect in the State of Kansas, as amended or modified from time to time.

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iPower Inc Receivables Purchase Agreement 11-16-2020

Final Audit Report 2020-11-17

Created:	2020-11-16
By:	Rachel Oberholzer (rachel.oberholzer@c2fo.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAl8JQmAxXHsEL_GNuAT5qQ9aecLhwUYTz

"iPower Inc Receivables Purchase Agreement 11-16-2020" History

- Document created by Rachel Oberholzer (rachel.oberholzer@c2fo.com)
  2020-11-16 - 7:39:47 PM GMT- IP address: 208.127.240.170

- Document emailed to Paul Durosko (paul.durosko@c2fo.com) for approval
  2020-11-16 - 7:42:09 PM GMT

- Email viewed by Paul Durosko (paul.durosko@c2fo.com)
  2020-11-16 - 11:38:14 PM GMT- IP address: 104.47.68.126

- Document approved by Paul Durosko (paul.durosko@c2fo.com)
  Approval Date: 2020-11-16 - 11:39:02 PM GMT - Time Source: server- IP address: 74.222.192.20

- Document emailed to Chenlong Tan (law.t@meetipower.com) for signature
  2020-11-16 - 11:39:03 PM GMT

- Email viewed by Chenlong Tan (law.t@meetipower.com)
  2020-11-17 - 0:36:25 AM GMT- IP address: 104.152.234.148

- Document e-signed by Chenlong Tan (law.t@meetipower.com)
  Signature Date: 2020-11-17 - 0:37:55 AM GMT - Time Source: server- IP address: 104.152.234.148

- Document emailed to Chris Atkins (chris.atkins@c2fo.com) for signature
  2020-11-17 - 0:37:57 AM GMT

- Email viewed by Chris Atkins (chris.atkins@c2fo.com)
  2020-11-17 - 6:10:19 PM GMT- IP address: 174.248.120.186

- Document e-signed by Chris Atkins (chris.atkins@c2fo.com)
  Signature Date: 2020-11-17 - 6:11:22 PM GMT - Time Source: server- IP address: 174.248.120.186

Adobe Sign

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Agreement completed.

2020-11-17 - 6:11:22 PM GMT

Adobe Sign

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